Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

February 4, 2025

INVESTOR CONTACT:

Andy Grier

Senior Vice President

402-952-1235

MEDIA CONTACT:

Karen Marotta

Greystone

212-896-9149

Karen.Marotta@greyco.com

Greystone Housing Impact Investors LP Announces Sale of

Vantage at Tomball

OMAHA, Nebraska -- Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) announced today that on January 31, 2025, Vantage at Tomball, a 288-unit market rate multifamily property located in Tomball, TX, was sold at the direction of its managing member. The Partnership’s investment in Vantage at Tomball was originated in August 2020 and the Partnership contributed equity totaling $11.4 million. As a result of the sale, the Partnership’s equity investment in the property was redeemed. At closing of the sale, the Partnership received net cash of approximately $14.2 million, consisting of the return of its contributed equity and accrued preferred return. The Partnership estimates it will not recognize any gain, loss, or Cash Available for Distribution upon sale.

“The proceeds from the sale of Vantage at Tomball will allow the Partnership to deploy capital into new accretive investments across our investment classes,” said Kenneth C. Rogozinski, Chief Executive Officer of the Partnership. “The Partnership’s overall return on the Vantage at Tomball investment was less than what has historically been achieved on prior equity investments due to rising insurance costs in the Houston metropolitan area as well as the higher interest rate environment since the last joint venture equity sale of the Vantage at Conroe investment in June 2023. However, we continue to believe in the long-term value of our multifamily property joint venture equity investment strategy.”

Disclosure Regarding Non-GAAP Measures

This report refers to Cash Available for Distribution (“CAD”), which is identified as a non-GAAP financial measure. We believe CAD provides relevant information about the Partnership’s operations and is necessary, along with net income, for understanding its operating results. Net income is the GAAP measure most comparable to CAD. There is no generally accepted methodology for computing CAD, and our computation of CAD may not be comparable to CAD reported by other companies. Although we consider CAD to be a useful measure of our operating performance, CAD is a non-GAAP measure and should not be considered as an alternative to net income that is calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP. For the amounts disclosed herein related to this transaction, there are no reconciling items between net income per BUC, basic and diluted, and CAD per BUC, basic and diluted.

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.